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                                                                    Exhibit 12.2

                         FLORIDA PROGRESS CORPORATION
            Computation of Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)
                                 (in Millions)

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
                                                                       December 31,
                                                        -------------------------------------------
                                                         1994     1995     1996     1997     1998
                                                        -------------------------------------------
EARNINGS:
---------
Earnings from continuing operations                     $212.0   $238.9   $250.7    $54.3    $281.7
Add:
  Preferred dividends                                     10.1      9.7      5.8      1.5       1.5
  Income taxes                                           110.8    138.1    145.9     66.4     148.6
                                                        -------------------------------------------
Income before income taxes                               332.9    386.7    402.4    122.2     431.8
Fixed charges                                            148.0    148.2    147.0    170.3     199.7
                                                        -------------------------------------------
  Total earnings                                        $480.9   $534.9   $549.4   $292.5    $631.5
                                                        -------------------------------------------

FIXED CHARGES:
--------------
Gross interest charges                                  $141.5   $139.4   $135.9   $158.7    $187.1
Interest component of rentals                              6.5      8.8     11.1     11.6      12.6
                                                        -------------------------------------------
  Total fixed charges                                    148.0    148.2    147.0    170.3     199.7
                                                        -------------------------------------------
Preferred dividends                                       10.1      9.7      5.8      1.5       1.5
  Divide by: (1 - effective tax rate of)                  33.3%    35.7%    36.2%    54.4%     34.5%
Preferred dividends (pre-income tax basis)                15.1     15.1      9.1      3.3       2.3
                                                        -------------------------------------------
  Total fixed charges and preferred dividends           $163.1   $163.3   $156.1   $173.6    $202.0
                                                        -------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDEND REQUIREMENTS
  (PRE-INCOME TAX BASIS)                                  2.95     3.28     3.52     1.68      3.13
                                                        ===========================================
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